EXHIBIT 99.1

Dear GOJO investors,

This is Eldad Eilam, President and CEO of GraphOn and hopTo. Today I wanted to give you a quick update on where we’re at regarding the hopTo Beta, and to also take this opportunity to explain our positioning and discuss our product roadmap for this year.

Before we get started, as usual, I need to remind you all that this podcast contains forward looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward looking statements.  At the end of this podcast I will list some of the factors that can cause such differences.  Please make sure to listen to the entire podcast, including our discussion of forward looking statements.

So in December of last year we released the first limited beta of the hopTo product as planned, along with our beautiful new website at www.hopTo.com. The primary purpose of this beta was to try the product out on some real customers, and get some real-world feedback regarding the product’s design, reliability, and feature set.

The beta provides iPad users with an elegant, intuitive workspace that allows them to view, browse, and edit their documents, no matter where they are stored. In its current form, the beta allows users to browse, share, and edit documents stored on their PC, as well as documents stored on their Dropbox accounts.

On top of that, users are able to view and edit Microsoft Word documents using a remotely accessed version of Microsoft Word that’s presented with an elegant redesigned user interface that emphasizes touch friendliness. The interface gives users the look and feel of a native iPad app while harnessing the full power of the underlying Windows application, in this case Microsoft Word.

This enhanced user interface is unique to hopTo and is, in our opinion, superior to every other solution in the market. In the near future we will add support for other applications such as Microsoft Excel and Powerpoint using the same advanced user interface concepts.

Because this is an early, limited beta, we have made no effort to market nor promote it, and we’ve kept user numbers extremely low, so we can directly interact with any beta tester in case assistance is required, and to get feedback and comments on the product’s design, user interface, and feature set. We have recruited a total of about 300 testers, and have found that number to be sufficient for the time being. If we decide at any point that we need a greater number of beta testers, we are confident that we can recruit as many as we might need.

The general response from beta testers has been very positive, and I think that generally speaking, people like what they see. We’ve had very few failures where testers had issues installing the software on the PC, but such issues were fixed immediately and overall reliability once installed has been truly excellent.

We’ve received several usability and design comments and have begun implementing many improvements, some of which are based on user feedback.

We plan to push one more update by the end of this month to our beta testers that will address some of the issues reported as well as add a number of new features. We’re adding Box cloud storage integration, an elegant photo viewing feature for photos stored on cloud services and on user’s PCs, and a full-blown Powerpoint slideshow player. Our Powerpoint player includes support for full playback of slideshow animations, perfectly rendered graphics, and font support from the user’s PC. We think it is far superior to any Powerpoint player currently available for the iPad.

In late March, we plan to ship the first public release of hopTo through the iPad App Store. This release will add many features including Excel-based spreadsheet editing support using an elegant user interface that will make it uniquely powerful. It will offer a touch-friendly, beautifully designed user experience while still boasting the proven flexibility and feature-set of Microsoft Excel.

We plan to submit the product to Apple around the end of March, and are expecting Apple to complete their review and for the app to be available in the app store within a week or two of submitting it. We will obviously make an announcement once the app is available for download.

Another issue I wanted to briefly discuss today are the recent rumors regarding the supposed upcoming release of an edition of Microsoft Office designed specifically for mobile devices such as the iPad and perhaps also for Android devices. While Steve Ballmer has recently dismissed such rumors , we at hopTo are working under the assumption that such a product does exist, and that it may be released at some point this year. I wanted to provide some guidance on what influence we expect this potential product to have on our own plans, because I know that some of you have expressed concerns regarding this potential announcement.

Now, obviously we don’t know if or when a so-called Office for iPad might be released, nor what features it would have, but we can make some educated guesses. Before we talk about how such a release could influence us, I’d like to give you our assumptions on what this rumored Microsoft product might look like.

Let me begin by saying that we view Microsoft as a platform company, first and foremost. That means that we expect their decisions to be primarily Windows driven, and we believe that they still place Windows ahead of Office and other applications in terms of their internal priorities, as reflected in revenue numbers in their reported financials.

This assumption is important because it suggests that they are unlikely to release anything for competing mobile platforms such as iOS and Android that would be superior to what they have released for their own platform, Windows 8. This means that if it actually exists, whatever Office for iPad may be, it is likely to be lesser than or comparable to Office ’13 and the desktop editions of Office 365, in all respects.

Specifically, we expect an Office for iPad offering to be comparable to Google’s Google Drive app for iOS and Android. It would probably be a file management and access solution for files stored on Microsoft SkyDrive, their cloud storage service. We do not expect them to support any kind of private cloud functionality or any other cloud storage services such as Dropbox. We expect them to support some basic sharing capabilities, and editing capabilities that rely on their web-based Office implementation, Office 365. The product will most likely be designed for users who have all of their documents stored on SkyDrive (which is already a significant disadvantage for the majority of users). This would mean that if you’re not already a SkyDrive/Office 365 user, the transition might be painful.

Also, the potential reliance on Office 365 for document editing is important because it means that iOS and Android might not be getting a full-blown, native Office implementation like Windows devices have, and like what hopTo delivers. Users would have to settle for a web-based implementation that is substantially less mature and that has a very basic feature set in terms of document editing. If we’re right, Microsoft would only offer the full blown, powerful desktop Office applications for Windows 8, and not for any other platform.

Now, putting Office aside for a moment, let me remind you of what hopTo is all about so you can clearly see how different we are. hopTo is far more than document editing. Fundamentally, hopTo is about getting to, managing, and editing your documents. It lets you elegantly access your documents no matter where they’re stored, be it on your PC, or on any cloud storage service such as Dropbox, Box, and later on, on Google Drive and Microsoft Skydrive.

We combine a powerful private cloud concept that allows you to easily leverage your PC as a cloud storage device. We are making the simple assumption that not everyone has moved their content over to a cloud storage service such as Dropbox or SkyDrive. Our research shows that a vast majority of users fall into that category, which is why we take it so seriously.

At the same time, we know that millions of users have moved some of their data to cloud storage, so in the hopTo workspace we aggregate data stored on your PC with data stored on other cloud storage services. We have a unified search feature that allows you to search through your documents, no matter where they’re stored. We have a one-touch sharing feature for files, and a unique tab-based multitasking environment that allows users to conveniently deal with multiple documents and truly increases productivity.

On top of that, we leverage powerful desktop versions of Microsoft Office to enable feature rich document editing with perfect 100% compatibility with the Microsoft Office ecosystem. This is is possible because it IS basically Microsoft Office in the backend. We do all of this without compromising on user experience. Editing documents in hopTo is done with a beautiful new touch-friendly user interface that is highly responsive and feels native to the mobile device.

That’s all I have on hopTo. Before closing, let me give you all a quick update on our patent activities. As you all know, we are working to aggressively protect the new IP being created in hopTo. In the past year we have filed numerous patents, covering the various technological areas hopTo touches, as well as a number of design patents covering the unique hopTo UI and visual design. We have filed a total of 83 technology patents and 16 design patents, and have many more in the pipeline. Our engineering teams are now highly IP-aware and we plan to continue filing new patents this year to protect the innovations in our new products.

To summarize, we are feeling as confident as ever about our strategy and our competitive positioning. We are running on schedule, and our roadmap includes many compelling features. We believe our next two releases are going to be highly competitive and that we will eventually establish hopTo as a prominent productivity tool for mobile devices.

That’s all I have for today. Before closing, I must add another legal comment added by our legal folks. The factors that may cause a material difference between our actual results and our current expectations and estimates include the fact that the success of our new products depends on, among other things, market acceptance of our hopTo product; our ability to manage the risks associated with new product introductions; our ability to timely and successfully develop and market new versions of hopTo; competition from both large software companies and from productivity app developers who seek to offer comparable solutions to hopTo; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, and in other documents we have filed with the SEC.

That’s it for today folks. We have an exciting year ahead of us, and I will make sure to keep you all posted with any significant updates. Hope you found this update helpful, and thank you for listening!